Exhibit 99.2

[KPMG LLP Letterhead]

INDEPENDENT ACCOUNTANT’S REPORT

The Board of Directors
First Republic Bank:

We have examined management’s assertion that First Republic Bank (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2002 included in the accompanying Management Assertion. Management is responsible for the Bank’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that First Republic Bank complied with the aforementioned minimum servicing standards during the year ended December 31, 2002 is fairly stated, in all material respects.

/s/ KPMG LLP

March 17, 2003

[FIRST REPUBLIC BANK LETTERHEAD]

Management Assertion

As of and for the year ended December 31, 2002, First Republic Bank (the Bank) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Bank had in effect a fidelity bond insurance policy of $15,000,000. The Bank had also in effect an errors and omissions insurance policy in the amount of $3,000,000 for the period from January 1, 2002 to August 12, 2002 and $5,000,000 for the period from August 12, 2002 to December 31, 2002.

/s/ James H. Herbert II	March 17, 2003

James H. Herbert II
President and Chief Executive Officer

/s/ Katherine August-de Wilde	March 17, 2003

Katherine August-de Wilde
Executive Vice President and Chief Operating Officer

/s/ Willis H. Newton, Jr.	March 17, 2003

Willis H. Newton, Jr.
Executive Vice President and Chief Financial Officer

/s/ Cathy Myers	March 17, 2003

Cathy Myers
Senior Vice President and Director of Secondary Marketing